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                                                                     Exhibit 5.1


September 14, 1998

RealNetworks, Inc.
1111 Third Avenue, Suite 2900
Seattle, WA 98101

     RE:  FORM S-8 REGISTRATION STATEMENT

Ladies and Gentlemen:

We have acted as counsel to RealNetworks, Inc., a Washington corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which the Company will file with the Securities and Exchange Commission with respect to (i) an aggregate of One Million Twenty-One Thousand Eight Hundred Forty-Eight (1,021,848) shares of Common Stock of the Company (the "1995 Shares") issuable on exercise of options granted under the Company's 1995 Stock Option Plan (the "1995 Plan"), and (ii) an aggregate of Eleven Million Five Hundred Twenty-Eight Thousand Eight Hundred Ten (11,528,810) Shares of Common Stock of the Company (the "1996 Shares") issuable upon exercise of options granted under the Company's Amended and Restated 1996 Stock Option Plan (the "1996 Plan").

We have examined the Registration Statement and such other documents and records as we have deemed relevant and necessary for the purpose of this opinion.

Based upon and subject to the foregoing, we are of the opinion that the 1995 Shares and the 1996 Shares, respectively, issuable under the 1995 Plan and the 1996 Plan, respectively, will, upon due execution by the Company and the registration by its registrar of the certificates for the 1995 Shares and the 1996 Shares, respectively, and issuance thereof by the Company and receipt by the Company of the consideration therefor in accordance with the terms of the 1995 Plan and the 1996 Plan, respectively, be validly issued, fully paid and nonassessable.

We note that members of, lawyers of counsel to, and associates performing services for the Company in connection with their employment by, our firm beneficially own in the aggregate One Thousand Eight Hundred Twenty (1,820) shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,

                              Laura T. Puckett
                              of
                              GRAHAM & JAMES LLP/RIDDELL WILLIAMS P.S.